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PRESS RELEASE                                              FOR IMMEDIATE RELEASE

MARCH 24, 2000                                       NEW YORK METRO DISTRIBUTION

CONTACT: MAURICE E. COX, JR.                                 SYMBOL: NON-TRADING
         402/444-1630                                       LIMITED PARTNERSHIPS



          CAPITAL SOURCE FUNDS ANNOUNCE CONSENT SOLICITATION EXTENSION


(Omaha, NE) The general partners of Capital Source L.P. and Capital Source II L.P.-A announced today that they have extended the current Consent Solicitation period until May 12, 2000.

The general partners are asking the limited partners to approve a merger of the two Capital Source Funds into a new limited partnership, which will have as its long-term objective increased income through the acquisition of additional multifamily residential properties. Approval of the proposed merger would also provide limited partners with liquidity, as units of the new Fund will trade on the NASDAQ.